Exhibit 5.1

April 11, 2013

Truett-Hurst, Inc.
5610 Dry Creek Road
Healdsburg, CA 95448

Re:	Truett-Hurst, Inc. — Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration Statement No. 333-187164) (the “Registration Statement”) filed by Truett-Hurst, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,902,557 shares of the Company’s Class A common stock, $0.001 par value per share (the “Shares”), of which 2,250,000 shares will be issued and sold by the Company and 652,557 shares will be sold by certain selling stockholders (the “Selling Stockholders”).  This opinion is being rendered in connection with the offering and sale by the Company and the Selling Stockholders of the Shares pursuant to the placement agency agreement to be entered into by the Company, the Selling Stockholders and the several Placement Agents named in therein, acting through WR Hambrecht + Co, LLC as their Representative.  The Shares will be sold by the Company and the Selling Stockholders in the manner described in the Registration Statement and the Prospectus forming a part thereof.

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and the Selling Stockholders and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Truett-Hurst, Inc.
April 11, 2013
Page Two

Based on the foregoing, we are of the opinion that upon the effectiveness of the Company’s Amended and Restated Certificate of Incorporation, the Shares to be issued by the Company have been duly authorized, and, when the Shares are issued and fully paid for in accordance with the terms of the Placement Agency Agreement, will be validly issued, fully paid and non-assessable, and the Shares to be sold by the Selling Stockholders will be validly issued, fully paid and non-assessable upon the issuance of such Shares in accordance with the terms of an exchange agreement to be entered into by the Company and the holders of LLC Units (as defined therein), pursuant to which such shares are to be issued prior to the completion of the offering.

Please note that we are opining only as to the matters expressly set forth herein, that no opinion should be inferred as to any other matter.  We are opining herein as to the Delaware General Corporation Law as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations.  This opinion is based upon currently existing laws, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Company’s Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP